EXHIBIT 23.2




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We have issued our report dated January 27, 2003 (except for Note P, as to which the date is March 6, 2003) accompanying the consolidated financial statements of Keystone Savings Bank and Subsidiary (a wholly owned subsidiary of KNBT Bancorp, Inc.) for the years ended December 31, 2002 and 2001. We consent to the incorporation by reference in this Registration on Form S-8 of KNBT Bancorp, Inc. of the aforementioned report, which is included in the Registration Statement on Form S-1 (File No. 333-105899) of KNBT Bancorp, Inc. filed with the Securities and Exchange Commission.



/s/ Grant Thornton LLP


Philadelphia, PA
November 5, 2003